UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )

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Sonoco Products Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2016

Dear Sonoco Shareholder:

We have previously mailed you information relative to the Annual Meeting of Shareholders of Sonoco Products Company to be held on April 20, 2016.

According to our latest records we have not yet received your vote. The Annual Meeting is now only a short time away. It is important that you sign and return the enclosed Voting Instruction Form today in order to make sure that your shares will be voted at the meeting. If you hold your shares in the name of a brokerage firm, your broker cannot vote your shares on certain of these proposals unless they receive your specific instructions.

This year's proxy includes five proposals for shareholder voting. The Board of Directors recommends you vote in favor of 3 of them and against 2 of them.

Specifically, the Board recommends you vote FOR (1) the election of four directors; (2) ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and (3) the advisory non-binding resolution to approve executive compensation.

In addition, after careful evaluation, the Board recommends you vote AGAINST Proposal 4, which relates to amending the Company's articles of incorporation to declassify the Board of Directors and elect all directors annually; and AGAINST Proposal 5, regarding a non-binding shareholder advisory proposal regarding proxy access.

The proxy details the Board’s statement in opposition to Proposals 4 and 5 on pages 61-64 and 66-69, respectively. Ultimately, the Board concluded that neither proposal is in the best interest of Sonoco or our shareholders. Furthermore, Proposal 5 is not necessary, due to the Board's own adoption of a proxy access by-law. Let us briefly outline the Board’s reasons to vote against these proposals.

As to Proposal 4, our experience at Sonoco has been that our existing Board structure, which is divided into three classes of directors serving staggered three-year terms, provides continuity and stability in the Board's strategies and policies, and it encourages our directors to look to the long-term best interests of Sonoco and our shareholders instead of being distracted by the short-term focus of special interests.

Long-term focus is critical to our sustained growth and the creation of shareholder value. Historically, this focus has enabled us to pay and consistently increase dividends consecutively over nine decades; and it has allowed us to provide double-digit total returns to shareholders over the history of the Company - best illustrated over the past 15 years, where our total shareholder return has been 214.2% -- nearly double the S&P 500 average of 107.8%.

North Second Street
Hartsville, S.C. 29550 USA
www.sonoco.com

Our current board structure provides institutional perspective to our management and directors and reduces our vulnerability to hostile, and potentially abusive takeover tactics.

As for Proposal 5, our Board of Directors believes the shareholder proposal is unnecessary because our Board has already adopted a "proxy access" bylaw, which is more consistent with the prevailing practices, administratively manageable, and strikes the appropriate balance between enhancing shareholder rights and adequately protecting the best interests of all of our shareholders.

After reviewing increasing support of institutional shareholders and engaging with a number of parties about providing proxy access rights, we amended our Bylaws in February 2016 to allow any shareholder (or group of no more than 20 shareholders) owning 3% or more of the Company's common stock continuously for the last 3 years to nominate candidates for election for up to the greater of one director or 20% of the number of directors to be elected if the Board is classified, or the greater of two directors or 20% of the number of directors in office if the Board is not classified and include such nominees in our proxy statement and on our proxy card.

Your vote is very important. Please sign and date the enclosed Voting Instruction Form (or follow the telephone & internet instructions) today. In the event that more than one vote is received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

If you have any questions relative to voting please contact our proxy solicitor Morrow & Co., LLC at 203-658-9400.

Sincerely,

/s/ Harris E. DeLoach, Jr.     /s/ M. Jack Sanders

Harris E. DeLoach, Jr.    M. Jack Sanders
Executive Chairman of the Board    President and Chief Executive Officer

North Second Street
Hartsville, S.C. 29550 USA
www.sonoco.com